June 29, 2007


GS Agrifuels Corporation
1 Penn Plaza, Suite 1612
New York, New York  10119

GS Energy Corporation
1 Penn Plaza, Suite 1612
New York, New York  10119

     Re: Amended and Restated Agreement and Plan of Merger dated as of June 25, 2007 by and among GS Energy Corporation, GS Agrifuels Corporation and GS Acquisition, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences resulting from the proposed merger (the "Merger") of GS Acquisition, Inc., a Delaware corporation ("Merger Sub"), with and into GS Energy Corporation, a Delaware corporation ("GS Energy"), pursuant to the terms and conditions of the Amended and Restated Agreement and Plan of Merger dated as of June 25, 2007 by and among GS Agrifuels Corporation, a Delaware corporation ("GS Agrifuels"), Merger Sub, and GS Energy (the "Agreement"), as described in the Registration Statement on Form S-4 to be filed by GS Agriculture with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). This opinion is being rendered pursuant to your request and the Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of each of GS Agrifuels, Merger Sub, and GS Energy contained in an officer's certificate dated as of the date hereof from each of GS Agrifuels, Merger Sub and GS Energy (collectively, the "Officer Certificates"). The parties to the Merger understand and acknowledge that any inaccuracy in the representations and/or breach of any covenants set forth in the Officer Certificates may cause some portion or all of the opinion set forth herein to be undeliverable or inaccurate or inapplicable to the Merger in whole or in part. Our opinion expressed herein is based solely upon the facts and representations set forth in the Agreement, the Officer Certificates, and in the Registration Statement and the prospectus contained therein, each as amended or supplemented through the date hereof. As to any facts material to our opinion expressed herein, we have relied on the foregoing documents and the facts, representations and covenants of the parties to the Merger contained therein. To the extent any of the facts or representations or covenants relied on by us are not truthful or are inaccurate to any extent, the opinion contained herein would necessarily have to be modified in whole or in part or may be rendered undeliverable. We have assumed that the Merger will be consummated in accordance with the Agreement reviewed by us. Any change in the terms or provisions of the Merger or in any related fact, circumstance, representation or transaction may necessitate the modification or withdrawal of our opinion. In the event any such change occurs, we will have no obligation to modify our opinion as set forth herein unless we are requested to do so in writing by you and are advised of any and all such changes.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. Our opinion expressed herein is based on our analysis of the Code, the applicable Treasury Regulations promulgated thereunder, current positions of the Service contained in published revenue rulings and revenue procedures, current administrative positions of the Service and existing judicial decisions, all of which are subject to change or modification at any time. Any future amendment or amendments to the Code, the Treasury Regulations or any new Federal judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause the opinion set forth herein to require modification or could render such opinion undeliverable. The opinion expressed herein represents our views as to the interpretation of existing federal income tax law and cannot be taken as an assurance as to the manner in which the law will subsequently develop. Accordingly, no assurance can by given that the Service will not alter its present positions as they relate to our opinion either prospectively or retrospectively, or will not adopt new positions with regard to any of the matters upon which we are rendering an opinion, nor can any assurance be given that the Service will not, upon any audit, question or challenge any portion or aspect of the opinion expressed herein. The Service is not bound in any way by the opinion expressed herein.

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and GS Agrifuels, Merger Sub, and GS Energy will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement. In particular, we express no opinion as to the tax consequences to any individual holding restricted stock, or options to purchase stock, of GS Energy, which may vest as a result of the Merger. This opinion is being furnished only to GS Agrifuels and GS Energy in connection with the Merger and solely for the benefit of GS Agrifuels and GS Energy in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent. Very truly yours,

/s/ Neuenhaus Helverson, LLP